Exhibit 99.2
Regency Energy Partners To Acquire CDM Resource Management, Ltd.
Acquisition To Create Additional Synergies for Regency Assets
DALLAS, Dec. 12, 2007 – Regency Energy Partners LP (Nasdaq: RGNC) is set to become the first major midstream company to acquire a natural gas compression service firm. Regency has executed a definitive agreement to purchase Houston-based CDM Resource Management, Ltd. (“CDM”), a provider of natural gas compression services. The transaction is valued at $655 million, subject to certain adjustments and customary conditions at closing. Regency expects the CDM acquisition to be immediately accretive to cash available for distribution.
With the acquisition, Regency expects to add a rapidly growing, complementary fee-based business segment and gain significant opportunities to realize synergies in its existing areas of operation. CDM also presents growth opportunities for Regency in new regions, including South Louisiana, the Barnett Shale in North Texas, and the Arkoma Basin in West Arkansas.
CDM provides customers with turnkey natural gas contract compression services and operates approximately 540,000 horsepower of field compression in Texas, Louisiana and Arkansas. It is a leader in large horsepower natural gas compression applications with 82 percent of its operating fleet represented by compression units of more than 1,000 horsepower. Following the closing of the deal, Regency will operate more than 700,000 horsepower of compression.
“With this acquisition, we are expanding the scale and scope of our capabilities, securing a stable, fee-based cash-flow stream and creating a steady source of long-term organic growth projects,” said James W. Hunt, chairman, president and chief executive officer of Regency. “CDM is a service-minded company with strong core competencies, a unique business model and a strong team culture. Led by its current management team, CDM will operate as a subsidiary of Regency.”
CDM provides customized combinations of natural gas contract compression services with a modern and efficient compressor fleet. Natural gas contract compression services include operations and maintenance service, with what CDM believes to be an industry leading 98 percent runtime. The company uses standardized, modern equipment, working to create greater operational efficiencies and lower environmental emissions.

“CDM has experienced significant growth over the past three years, expanding its operating compressor fleet from 180,000 to more than 500,000 horsepower today, with an increase in large horsepower installations with long-term contracts,” said Randy Dean, president of CDM. “Regency’s leadership and resources complement CDM’s business model and offer additional opportunities for revenue growth.”
“As a subsidiary of Regency, CDM will continue to operate with the same management team and company culture that has produced these outstanding results,” Hunt said. “Jointly, we expect our two service-oriented cultures to offer our customers greater opportunities to enhance their bottom line, and thus grow Regency’s business.”
Regency will fund the transaction through $446 million of bank debt, $205 million of deferred-pay limited partner units issued to the owners of CDM, and a $4-million capital contribution by the general partner of Regency in order for it to maintain its current ownership level. The new Class D units will be issued at a 7.5 percent discount to the common units of Regency (as calculated pursuant to the definitive agreement), and will not participate in four distribution periods following closing and will thereafter be converted to common units, on a one-for-one basis. The units to be issued in the acquisition will be held by CDM management and affiliates of Riverstone Holdings L.L.C. and The Carlyle Group. CDM’s management team has agreed to retain their units for a minimum period of two years and will participate in Regency’s management incentive programs. Riverstone Holdings L.L.C.’s and The Carlyle Group’s units will be subject to a lock-up agreement for a period of one year.
UBS Investment Bank acted as exclusive financial advisor to Regency.
Regency expects to complete the CDM transaction in January of 2008.
TELECONFERENCE
Regency will hold a teleconference to discuss the CDM acquisition today, December 12, 2007, at 3:00 p.m. Central Time (4:00 p.m. Eastern Time). The dial-in number for the call is 1-800-599-9795 in the United States or +1-617-786-2905 outside the United States, passcode 30377937. A live Web cast of the call can be accessed on the investor information page of Regency’s Web site at www.regencyenergy.com. A replay of the call will be available for seven days by dialing 1-888-286-8010 (from outside the U.S., +1-617-801-6888), passcode 58323614.
This press release may contain forward-looking statements as defined under the federal securities laws regarding Regency Energy Partners, including projections, estimates, forecasts, plans and objectives. These statements are based on management’s current projections, estimates, forecasts, plans and objectives and are not guarantees of future performance. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. These risks and uncertainties include, but are not limited to, changes in laws and regulations impacting the gathering and processing industry, the level of creditworthiness of the Partnership’s counterparties, the Partnership’s ability to access the debt and equity markets, the Partnership’s use of derivative financial instruments to hedge commodity and interest rate risks, the amount of collateral required to be posted from time to time in the Partnership’s transactions, changes in commodity prices, interest rates, demand for the Partnership’s services, expectations about (and the demand for) CDM’s compression business, weather and other natural phenomena, industry changes including the impact of consolidations and changes in competition, the Partnership’s ability to obtain required approvals for construction or modernization of the Partnership’s facilities and the timing of production from such facilities, and the effect of accounting pronouncements issued periodically by accounting standard setting boards. Therefore, actual results and outcomes may differ materially from those expressed in such forward-looking information.
In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than the Partnership has described. The Partnership undertakes no obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in this press release is unaudited and is subject to change.
This announcement shall not constitute an offer to sell or a solicitation of an offer to acquire any Regency securities issuable in the acquisition of CDM or any transaction related thereto. Any such offering will be made only pursuant to a prospectus included in a registration statement declared effective under the Securities Act of 1933 and any applicable state securities laws or in the documents offering such securities pursuant to an applicable exemption from the registration requirements of the Securities Act and state securities laws.
About Regency Energy Partners
Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering, processing, marketing and transporting of natural gas and natural gas liquids. Regency’s general partner is majority-owned by an affiliate of GE Energy Financial Services, a unit of GE (NYSE: GE). For more information, visit the Regency Energy Partners LP Web site at www.regencyenergy.com.
CONTACT:
Investor Relations:
Shannon Ming
Director, Investor Relations
Regency Energy Partners
214-239-0093
Shannon.ming@regencygas.com
Media Relations:
Elizabeth Browne Cornelius
HCK2 Partners
972-716-0500 x26
elizabeth.browne@hck2.com

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